As filed with the Securities and Exchange Commission on November 8, 2016.

Registration Nos. 333-81190, 333-100633,

333-109321 and 333-112857

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-81190

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-100633

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-109321

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-112857

UNDER

THE SECURITIES ACT OF 1933

NOVATEL WIRELESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-0824673
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9645 Scranton Road, Suite 205

San Diego, CA 92121

(858) 812-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lance Bridges

Senior Vice President, General Counsel and Secretary

Novatel Wireless, Inc.

9645 Scranton Road, Suite 205

San Diego, CA 92121

(858) 812-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Teri O’Brien, Esq.

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

(858) 458-3000

Not applicable.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Novatel Wireless, Inc., a Delaware corporation (“Novatel Wireless” and the “Registrant”), and is being filed to deregister all securities of Novatel Wireless that were registered for issuance on the Registration Statements and remain unsold under such Registration Statements, if any:

•        File No. 333-81190, as filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2002 and as amended on March 7, 2002, originally registering 5,991,051 shares, after giving effect to the reverse stock split that occurred on October 29, 2002, of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) for resale by certain security holders.

•        File No. 333-100633, as filed with the Commission on October 18, 2002 and as amended on November 6, 2002, originally registering 1,486,864 shares, after giving effect to the reverse stock split that occurred on October 29, 2002, of Common Stock for resale by certain security holders.

•        File No. 333-109321, as filed with the Commission on September 30, 2003 and as amended on November 17, 2003, December 9, 2003 and December 17, 2003, originally registering 12,671,562 shares of Common Stock for resale by certain security holders.

•        File No. 333-112857, as filed with the Commission on February 13, 2004, originally registering 1,371,420 shares of Common Stock for resale by certain security holders.

On November 8, 2016, Novatel Wireless plans to complete a corporate reorganization (the “Reorganization”), pursuant to which Novatel Wireless will become a direct, wholly-owned subsidiary of a new public holding company, Inseego Corp., a Delaware corporation (“Inseego”). The Reorganization will be conducted pursuant to Section 251(g) of the Delaware General Corporation Law by Vanilla Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Inseego, merging with and into Novatel Wireless (the “Merger”). As a result of and upon the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will automatically convert into an equivalent corresponding share of the common stock of Inseego, par value $0.001 per share, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Common Stock being converted.

As a result of the Merger, Novatel Wireless will become a wholly owned subsidiary of Inseego, and accordingly, hereby terminates all offers and sales of its securities registered for issuance under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 8, 2016.

NOVATEL WIRELESS, INC.

By:	/s/ Michael A. Newman
Michael A. Newman Executive Vice President, Chief Financial Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Sue Swenson Sue Swenson	Chief Executive Officer (Principal Executive Officer) and Director	November 8, 2016

/s/ Michael A. Newman Michael A. Newman	Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2016

/s/ Philip Falcone Philip Falcone	Director	November 8, 2016

/s/ James Ledwith James Ledwith	Director	November 8, 2016

/s/ Robert Pons Robert Pons	Director	November 8, 2016

/s/ David A. Werner David A. Werner	Director	November 8, 2016

3